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           TALENT LICENSE AND MARKETING AGREEMENT

This AGREEMENT is made between Skinvisible International Inc., having its principal place of business at 6320 South Sandhill Rd., Suite 10, Las Vegas, NV 89120 (hereinafter referred to as
"Skinvisible"), and Randall Cunningham (hereinafter referred to as "Cunningham").

WHEREAS, Skinvisible is in the business marketing and selling and microbial skin protection products; and

WHEREAS, Skinvisible is interested in using Cunningham's name, image, picture, reputation and position as the quarterback of the Minnesota Vikings Football team in its marketing efforts for its products.

NOW THEREFORE,

1.	Cunningham agrees and hereby authorizes Skinvisible
to use his name, image, likeness, picture and position as the quarterback of the Minnesota Vikings Football team (the "Uses") in its marketing efforts for its products. Such Uses shall be at the discretion of Skinvisible, subject only to the restrictions contained herein. It is understood that Cunningham will not be required to wear an official Minnesota Vikings Football uniform.

2.	Cunningham will make himself available for personal
appearances and as a spokesman at the direction of Skinvisible during the months of February through June of each year for the term of this Agreement. Such personal appearances shall include at a minimum 10 cities within the United States and Canada per year.

3.	Cunningham will make himself available for recording of
corporate videos and infomercials on behalf of Skinvisible and its products during the year.

4.	Cunningham shall not offer or permit the use of his name,
image or likeness to be used for any other skin care products during the terms of this Agreement.

5.	The term of this agreement shall be for three years
beginning April 1, 1999.

6.	In consideration for the above, Skinvisible agrees to:

a.	Pay all of Cunningham's expenses associated with appearances at company functions including travel and accommodations.

b.	Issue to Cunningham stock options in the shares of
Skinvisible, Inc. providing for the purchase of 120,000 shares at an option price of $3.50 per share exercisable at a rate of 1/3 of the total shares every three months beginning three months after execution of the stock option agreement.

c.	Provide Cunningham with a distributorship in its Net/Direct
Marketing Program and include all prospects from his appearances
(Corporate or Consumer) into his down line.

IN WITNESS WHEREOF, the parties hereto have executed this agreement this 1 day of April, 1999.
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SKINVISIBLE INTERNATIONAL, INC.


\s\ Terry Howlett                      \s\ Randall Cunningham
--------------------------             ---------------------------
By:  Terry Howlett                     Randall Cunningham
Its:   President